Exhibit 99.(d)(43)(i)

AMENDMENT NO. 1

TO SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated July 26, 2022

among

Empowered Funds, LLC, Strive Asset Management, LLC, and EA Series Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule

	Fee	Effective
Strive U.S. Energy ETF	20 basis points	July 26, 2022
Strive U.S. Semiconductor ETF	20 basis points	July 26, 2022
Strive U.S. Technology ETF	20 basis points	July 26, 2022
Strive Emerging Ex-China ETF	12 basis points	July 26, 2022
Strive 500 ETF	2 basis points	September 7, 2022

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their respective duly authorized officers as of September 7, 2022.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Patrick Cleary	By:	/s/ Wesley Gray

Name:	Patrick Cleary	Name:	Wesley R. Gray

Title:	Chief Executive Officer	Title:	Executive Managing Member

STRIVE ASSET MANAGEMENT, LLC

By:	/s/ Benjamin Pham

Name:	Benjamin Pham

Title:	Chief Financial Officer